Exhibit 99.2

EXECUTION VERSION

DRD EXCHANGE AGREEMENT

(in terms of section 42 of the Income Tax Act)

between

DRDGOLD LIMITED

and

SIBANYE GOLD LIMITED

155 – 5th Street Sandton 2196	Docex 111 Sandton		enquiries@werksmans.com
Johannesburg South Africa	Tel	+27 11 535 8000	www.werksmans.com
Private Bag 10015 Sandton 2146	Fax	+27 11 535 8600

TABLE OF CONTENTS

1	INTERPRETATION	1

2	INTRODUCTION	6

3	SUSPENSIVE CONDITION	7

4	EXCHANGE	8

5	SECTION 42 OF THE INCOME TAX ACT	8

6	CLOSING AND DELIVERY	9

7	BOARD APPOINTMENT	11

8	WARRANTIES	11

9	INDEMNITIES	14

10	LIMITATION OF LIABILITY	16

11	SILICOSIS CLAIMS	18

12	INTERIM PERIOD	19

13	CONFIDENTIALITY	21

14	BREACH	23

15	DISPUTES	23

16	DOMICILIUM AND NOTICES	24

17	GENERAL	26

18	GOVERNING LAW	27

19	COSTS	27

ANNEXURES

ANNEXURE A — DRD WARRANTIES

ANNEXURE B — DISCLOSURE SCHEDULE

i

DRD EXCHANGE AGREEMENT

(in terms of section 42 of the Income Tax Act)

between

DRDGOLD LIMITED

and

SIBANYE GOLD LIMITED

1                           INTERPRETATION

In this Agreement, clause headings are for convenience and shall not be used in its interpretation and, unless the context clearly indicates a contrary intention, -

1.1                                                   a word or an expression which denotes -

1.1.1                                                                           any gender includes the other genders;

1.1.2                                                                           a natural person includes an artificial or juristic person and vice versa;

1.1.3                                                                           the singular includes the plural and vice versa;

1.2                                                   the following words and expressions shall bear the meanings assigned to them below and cognate words and expressions bear corresponding meanings -

1.2.1                                                                           “Agreement” - this agreement, together with its annexures (if any), as amended from time to time;

1.2.2                                                                           “Allotted Shares” — such number of DRD Shares as will, after the allotment and issue thereof to Sibanye in terms of 4, constitute 38.05% of all DRD Shares in issue (including any DRD Shares held as treasury shares). It is recorded that (i) as at the Signature Date, 265 000 000 DRD Shares would need to be allotted and issued in terms of 4 in order for Sibanye to achieve a shareholding of 38.05% of all DRD Shares in issue (including any DRD Shares held as treasury shares), and (ii) if any DRD Shares are allotted and issued to third parties by DRD prior to the implementation of 4, the number of DRD Shares which will need to be allotted and issued in terms of 4 in order for Sibanye to achieve a shareholding of 38.05% of all DRD Shares in issue (including any DRD Shares held as treasury shares) will exceed 265 000 000 DRD Shares;

1.2.3                                                                           “Applicable Laws” - in relation to any Party, includes all statutes, subordinate legislation, common law, regulations, ordinances, by-laws, directives, codes of practice, circulars, guidance or practice notices, judgments, decisions, standards and similar provisions -

1.2.3.1                                                                                                   which are prescribed, adopted, made, published or enforced by any Governmental Authority; and

1.2.3.2                                                                                                   compliance with which is (or was or will be, at the relevant time referred to in this Agreement) mandatory for that Party;

1.2.4                                                                           “Business Day” - any day which is not a Saturday, a Sunday or an official public holiday in South Africa;

1.2.5                                                                           “Companies Act” - the Companies Act No 71 of 2008;

1.2.6                                                                           “Composite Transaction” — will have the meaning ascribed thereto in the First Exchange Agreement;

1.2.7                                                                           “CSDP” — a nominated depository institution for central securities depository participant as contemplated in the Financial Markets Act;

1.2.8                                                                           “Disclosure Schedule” - the disclosure schedule which is annexed to this Agreement as Annexure B, which qualifies the Warranties;

1.2.9                                                                           “Dispose” - sell, transfer, cede, make over, give, donate, exchange, dispose of, unbundle, distribute or otherwise alienate or any agreement, obligation or arrangement to do any of the foregoing; and “Disposal” will be construed accordingly;

1.2.10                                                                    “DMR” — the Department of Mineral Resources;

1.2.11                                                                    “DRD” — DRDGOLD Limited (registration number 1895/000926/06), a public company duly incorporated and registered in accordance with the laws of South Africa (the ordinary shares of which are listed on the JSE and the NYSE in the form of American Depository Shares);

1.2.12                                                                    “DRD Delivery Date” - the first Business Day after the Delivery Date in terms of, and as defined in, the First Exchange Agreement;

1.2.13                                                                    “DRD Shares” — ordinary shares of DRD;

1.2.14                                                                    “Encumbrance” - includes any mortgage bond, notarial bond, pledge, lien, hypothecation, assignment, cession-in-securitatem debiti, deposit by way of security, option over, right of retention over, right of first refusal, restriction on disposal or any other agreement, arrangement or obligation (whether conditional or not) which has or will have the effect of giving to one Person a security interest in or preferential treatment in respect of another Person’s assets, but excludes statutory preferences, and “Encumber” and “Encumbered” shall be construed accordingly;

1.2.15                                                                    “Financial Markets Act” — the Financial Markets Act No 19 of 2012;

1.2.16                                                                    “First Exchange Agreement” — the Exchange Agreement to be entered into between Sibanye, the Target and DRD on or about the date of conclusion of this Agreement and in terms of which Sibanye will dispose of a tailings business to the Target in exchange for the issue by the Target of shares to Sibanye;

1.2.17                                                                    “Governmental Authority” — any government or governmental (national, provincial, regional, district, municipal or local), administrative, regulatory, fiscal or judicial authority, agency, body, court, department, commission, tribunal, registry or any state-owned, state-controlled or legislatively constituted authority, agency or commission which principally performs public, governmental or regulatory functions including the DMR;

1.2.18                                                                    “Income Tax Act” - the Income Tax Act No 58 of 1962;

1.2.19                                                                    “JSE” — JSE Limited (registration number 2005/022939/06), a public company duly incorporated and registered in accordance with the laws of South Africa and licenced as an exchange under the Financial Markets Act;

1.2.20                                                                    “Listings Requirements” — the Listings Requirements of the JSE;

1.2.21                                                                    “Longstop Date” — will have the meaning ascribed thereto in the First Exchange Agreement;

1.2.22                                                                    “Losses” - actual or contingent losses, liabilities, damages, costs (including legal costs on the scale as between attorney and own client) and expenses of any nature whatsoever;

1.2.23                                                                    “NYSE” — the New York Stock Exchange;

1.2.24                                                                    “Parties” - collectively, DRD and Sibanye and “Party” shall mean any one of them, as the context may require;

1.2.25                                                                    “Person” - includes any natural or juristic person, association, business, close corporation, company, concern, enterprise, firm, partnership, joint venture, trust, undertaking, voluntary association, body corporate, and any similar entity;

1.2.26                                                                    “Sibanye” — Sibanye Gold Limited (registration number 2002/031431/07), a public company duly incorporated and registered in accordance with the laws of South Africa (the ordinary shares of which are listed on the JSE and the NYSE);

1.2.27                                                                    “Sibanye Securities Account” — the securities account to be established by Sibanye prior to the DRD Delivery Date, into which the Allotted Shares will be deposited in terms of 4, it being agreed that Sibanye will, in writing, provide DRD with full details of the Sibanye Securities Account at least five Business Days prior to the DRD Delivery Date;

1.2.28                                                                    “Signature Date” - when this Agreement has been signed by both Parties (whether or not in counterpart), the latest of the dates on which this Agreement (or a counterpart) was signed by a Party;

1.2.29                                                                    “Silicosis” — the occupational lung disease resulting from the inhalation of, or exposure to, crystalline silica dust and/or related illnesses or diseases resulting from the same cause;

1.2.30                                                                    “Silicosis Period” — the period commencing on the DRD Delivery Date and expiring eight years thereafter;

1.2.31                                                                    “South Africa” - the Republic of South Africa;

1.2.32                                                                    “Suspensive Condition” - the suspensive condition stipulated in 3;

1.2.33                                                                    “Target” - K2017449061 (South Africa) Proprietary Limited (registration number 2017/449061/07) (to be renamed WRTRP Proprietary Limited), a private company duly incorporated and registered in accordance with the laws of South Africa;

1.2.34                                                                    “Target Shares” - 1 000 ordinary shares in the Target, which ordinary shares constitutes 100% of the issued ordinary shares of the Target;

1.2.35                                                                    “Warranties” - the warranties, representations and undertakings given by each Party to the other in this Agreement (including, in the case of DRD, the Warranties in Annexure A hereto) and “Warranty” shall be construed accordingly;

1.3                                                   any reference to any statute, regulation or other legislation shall be a reference to that statute, regulation or other legislation as at the Signature Date, and as amended or substituted from time to time;

1.4                                                   any reference to holding companies or subsidiaries shall be construed in accordance with the meanings ascribed to such terms in the Companies Act;

1.5                                                   if any provision in a definition is a substantive provision conferring a right or imposing an obligation on any Party then, notwithstanding that it is only in a definition, effect shall be given to that provision as if it were a substantive provision in the body of this Agreement;

1.6                                                   where any term is defined within a particular clause other than this 1, that term shall bear the meaning ascribed to it in that clause wherever it is used in this Agreement;

1.7                                                   where any number of days is to be calculated from a particular day, such number shall be calculated as excluding such particular day and commencing on the next day. If the last day of such number so calculated falls on a day which is not a Business Day, the last day shall be deemed to be the next succeeding day which is a Business Day;

1.8                                                   any reference to days (other than a reference to Business Days), months or years shall be a reference to calendar days, calendar months or calendar years, respectively;

1.9                                                   any term which refers to a South African legal concept or process (for example, without limiting the foregoing, winding-up or curatorship) shall be deemed to include a reference to the equivalent or analogous concept or process in any other jurisdiction in which this Agreement may apply or to the laws of which a Party may be or become subject; and

1.10                                            the use of the word “including”, “includes” or “include” followed by a specific example/s shall not be construed as limiting the meaning of the general wording preceding it and the eiusdem generis rule shall not be applied in the interpretation of such general wording or such specific example/s.

The terms of this Agreement having been negotiated, the rule of interpretation which prescribes that, in the event of ambiguity, a contract should be interpreted against the party responsible for its drafting shall not be applied in the interpretation of this Agreement.

2                           INTRODUCTION

2.1                                                   The Parties record that —

2.1.1                                                                           as at the DRD Delivery Date, Sibanye will hold the Target Shares;

2.1.2                                                                           DRD wishes to acquire the Target Shares in exchange for the issue and allotment of the Allotted Shares; and

2.1.3                                                                           Sibanye wishes to exchange the Target Shares for the Allotted Shares in terms of section 42 of the Income Tax Act.

2.2                                                   The Parties accordingly agree to the terms and conditions set out in this Agreement.

3                           SUSPENSIVE CONDITION

3.1                                                   This whole Agreement (other than 1, this 3 and 13 to 19 (both inclusive), by which the Parties shall be bound with effect from the Signature Date) is subject to the suspensive condition that on or before the Longstop Date, all of the suspensive conditions contained in the First Exchange Agreement, save for any suspensive condition therein relating to this Agreement being signed and becoming unconditional, shall have been fulfilled or waived (as the case may be).

3.2                                                   The Suspensive Condition may not be waived.

3.3                                                   If the Suspensive Condition is not fulfilled for any reason whatever, then -

3.3.1                                                                           this whole Agreement (other than 1, this 3 and 13 to 19 (both inclusive), by which the Parties shall remain bound) shall be of no force or effect;

3.3.2                                                                           the Parties shall be entitled to be restored as near as possible to the positions in which they would have been, had this Agreement not been entered into; and

3.3.3                                                                           neither Party shall have any claim against the other in terms of this Agreement except for such claims (if any) as may arise from a breach of this 3 or from any other provision of this Agreement by which the Parties remain bound.

4                           EXCHANGE

4.1                                                   Exchange

4.1.1                                                                           In exchange for the allotment and issue of the Allotted Shares by DRD, Sibanye shall, on the DRD Delivery Date, cede and transfer the Target Shares to DRD, on which date ownership of, and all risk in and benefit attaching to, the Target Shares shall be deemed to have passed to DRD. In exchange for cession and transfer of the Target Shares by Sibanye, DRD shall, on the DRD Delivery Date, allot and issue (credited as fully paid-up) the Allotted Shares to Sibanye and ownership of, and all risk in and benefit attaching to, the Allotted Shares shall be deemed to have passed to Sibanye.

4.1.2                                                                           The exchange of the Target Shares by Sibanye for the allotment and issue of the Allotted Shares by DRD constitutes one indivisible transaction.

4.1.3                                                                           The exchange referred to in 4.1.1 shall be implemented on the DRD Delivery Date by way of giving effect to the provisions of 6.

4.2                                                   Securities transfer tax

Securities transfer tax is not payable in respect of the transfer of the Target Shares in terms of section 8(1)(a)(i) of the Securities Transfer Tax Act No 25 of 2007.

5                           SECTION 42 OF THE INCOME TAX ACT

5.1                                                   The transfer of the Target Shares in exchange for the Allotted Shares will be implemented as an asset-for-share transaction, as contemplated in section 42 of the Income Tax Act.

5.2                                                   The effective date of the transaction will be the DRD Delivery Date.

5.3                                                   The Parties hereby record and agree that section 42 of the Income Tax Act applies to the transfer of the Target Shares by Sibanye to DRD in terms of this Agreement. Consequently, Sibanye and DRD are obliged to have regard to and give effect to the provisions of section 42 of the Income Tax Act for the purposes of determining the tax consequences for both Parties (including income Tax and capital gains tax consequences) pursuant to the implementation of the exchange contemplated in this Agreement.

6                           CLOSING AND DELIVERY

6.1                                                   At 12h00 on the DRD Delivery Date, representatives of Sibanye and DRD shall meet at the offices of Werksmans Inc., The Central, 96 Rivonia Road, Sandton. At that meeting —

6.1.1                                                                           Sibanye shall deliver to DRD -

6.1.1.1                                                                                                   the share certificates in respect of the Target Shares together with duly signed and currently dated share transfer forms in respect thereof (reflecting DRD as transferee);

6.1.1.2                                                                                                   an extract from the updated securities register of the Target reflecting the transfer of the Target Shares into the name of DRD;

6.1.1.3                                                                                                   a copy of a resolution of the board of directors of the Target -

6.1.1.3.1                                                                                                                           approving the transfer of the Target Shares in accordance with this Agreement;

6.1.1.3.2                                                                                                                           authorising the registration of transfer of the Target Shares and the issue of a new share certificate in respect of the Target Shares to DRD;

6.1.1.3.3                                                                                                                           accepting the resignations of Richard Andrew Stewart and Charl Keyter as directors of the Target as referred to in 6.1.1.4; and

6.1.1.3.4                                                                                                                           appointing Daniel Johannes Pretorius and Wilhelm Jacobus Schoeman as directors of the Target with effect from the DRD Delivery Date;

6.1.1.4                                                                                                   the written resignations of all of the directors, public officer and auditors of the Target who are in office immediately prior to the DRD Delivery Date and each such resignation shall confirm that the Person resigning has no claims against the Target;

6.1.1.5                                                                                                   all of the Target’s books, records, documents and assets;

6.1.2                                                                           DRD shall deliver to Sibanye -

6.1.2.1                                                                                                   a copy of a resolution of the board of directors of DRD approving the allotment and issue of the Allotted Shares to Sibanye pursuant to this Agreement and authorising the payment of the relevant listing fee in respect thereof;

6.1.2.2                                                                                                   the signed application letter submitted to the JSE for approval of the listing of the Allotted Shares on the JSE and the approval letter stating that the Allotted Shares will in fact be listed on the JSE; and

6.1.2.3                                                                                                   the irrevocable instruction to the relevant CSDP to credit the Sibanye Securities Account with the Allotted Shares.

6.2                                                   In compliance with the Financial Markets Act, the Allotted Shares will be issued in dematerialised form to Sibanye, and will be credited to the Sibanye Securities Account on the DRD Delivery Date.

6.3                                                   It is recorded that the Parties intend that the matters referred to above be done and completed simultaneously. The Parties reciprocally undertake in favour of each other to sign, or cause to be signed, all such documents, and do, or cause to be done, all such further things as may be reasonably required to give effect to this Agreement.

6.4                                                   The Parties will be entitled, by agreement in writing, to waive the requirement for holding a meeting in terms of this 6 and, in those circumstances, to regulate the process through which the documents contemplated in 6 will be exchanged, as they deem fit.

6.5                                                   Subject to the Parties entering into good faith negotiations at the request of Sibanye to agree the terms of a U.S. registration rights agreement containing standard terms and conditions, including incidental and demand registration rights with respect to the Allotted Shares in favour of Sibanye, the Parties hereby agree that DRD will not be required to register the Allotted Shares with the U.S. Securities and Exchange Commission or list the Allotted Shares on any securities exchange other than the JSE.

7                           BOARD APPOINTMENT

If they have not already done so, by no later than the DRD Delivery Date DRD shall invite Sibanye to nominate one Person to be appointed to the board of directors of DRD and DRD shall, subject to the applicable provisions of the Companies Act, the memorandum of incorporation of DRD and the listings rules of all stock exchanges on which DRD Shares are listed (including the Listings Requirements), as soon as practically possible after the DRD Delivery Date (but in any event no more than 21 Business Days thereafter) procure the appointment of such Person (and any replacement nominated from time to time by Sibanye on any removal or resignation of such Person from the DRD board of directors) as a director of DRD.

8                           WARRANTIES

8.1                                                   General

Each Party gives the other Party the Warranties on the basis that -

8.1.1                                                                           this Agreement is entered into by each Party relying on the Warranties, each of which is deemed to be both a material representation inducing each Party to enter into this Agreement and an essential contractual undertaking by each Party to ensure that the Warranty is true and correct;

8.1.2                                                                           each Warranty shall be a separate and independent warranty which, subject to 8.1.3, shall not be limited by reference to or inference from the terms of any other Warranty or by any other provision in this Agreement;

8.1.3                                                                           the liability of each Party in connection with the warranties shall be subject to —

8.1.3.1                                                                                                   the limitations contained in 10; and

8.1.3.2                                                                                                   in the case of DRD, qualified by the disclosures fairly made by DRD in the Disclosure Schedule;

8.1.4                                                                           save as expressly provided in this 8 and Annexure A, neither Party gives any warranties or representations of any nature whatever, whether express, tacit or implied by law.

8.2                                                   Warranties by Sibanye

Sibanye hereby gives to and in favour of DRD the following Warranties, as at the Signature Date and the DRD Delivery Date and at all times between those two dates, —

8.2.1                                                                           the authorised shares of the Target are 5 000 ordinary shares of no par value and only 1 000 of such shares have been issued;

8.2.2                                                                           the Target Shares constitute 100% of the issued shares of the Target and all such shares are fully paid up;

8.2.3                                                                           the Target does not have any existing or future obligation (whether contingent upon the exercise of any right, option, right of first refusal or otherwise), and no resolution has been passed requiring the Target to vary (whether by way of an increase, reduction, consolidation, subdivision or otherwise) —

8.2.3.1                                                                                                   its authorised or issued shares from the share structure referred to in 8.2.1;

8.2.3.2                                                                                                   to vary any of the rights attaching to any of its shares; or

8.2.3.3                                                                                                   to create or issue any debentures or other securities;

8.2.4                                                                           all of the issued shares of the Target are of one class and rank pari passu with each other;

8.2.5                                                                           the Target Shares were validly created and issued;

8.2.6                                                                           Sibanye is the sole beneficial owner of the Target Shares and is registered as the sole owner of the Target Shares;

8.2.7                                                                           Sibanye is entitled and able to give free and un-encumbered title to the Target Shares to DRD;

8.2.8                                                                           no Person has any existing or will have any future right (including any option or right of first refusal) to acquire any of the Target Shares;

8.2.9                                                                           the Target is a shelf company that has never traded and has no assets, liabilities, rights or obligations other than those acquired in terms of and/or contemplated by and/or referred to in the First Exchange Agreement (and including any other agreement referred to in the First Exchange Agreement); and

8.2.10                                                                    for a period of 40 days following the DRD Delivery Date, neither Sibanye, nor any of its affiliates, will offer or sell any DRD Shares (including any Allotted Shares) to a U.S. Person or for the account or benefit of a U.S. Person.

8.3                                                   Warranties by DRD

DRD hereby gives to and in favour of Sibanye the Warranties in Annexure A and in this 8.3, as at the DRD Delivery Date, that —

8.3.1                                                                           DRD has sufficient authorised but unissued DRD Shares to give effect to the allotment of the Allotted Shares in terms of 4;

8.3.2                                                                           the Allotted Shares will be validly issued as fully paid up to Sibanye;

8.3.3                                                                           any and all approvals, consents and/or waivers as may be required in order to issue the Allotted Shares, and to otherwise give effect to the allotment and issue thereof will have been received and in place, including any required approvals of DRD’s board, DRD’s shareholders and the JSE;

8.3.4                                                                           the allotment and issue of the Allotted Shares will be implemented in compliance with the memorandum of incorporation of DRD, the Companies Act and the Listings Requirements;

8.3.5                                                                           the Allotted Shares, when issued, shall be listed solely on the JSE;

8.3.6                                                                           the Allotted Shares, when issued, shall rank pari passu with all other DRD Shares in issue; and

8.3.7                                                                           it shall not have created and/or issued any class of securities other than those in existence as at the Signature Date, being DRD Shares.

9                           INDEMNITIES

9.1                                                   Without prejudice to any of the rights of either Party at law or in terms of any other provision of this Agreement, each Party (such Party hereinafter, the “Indemnity Grantor”) indemnifies the other Party (such other Party hereinafter, the “Indemnified Party”) against all Losses which the Indemnified Party may suffer or incur as a result of or in connection with any breach of any Warranty (collectively, “Indemnified Loss”).

9.2                                                   The Indemnified Party shall not admit any liability in respect of any claim that may give rise to an Indemnified Loss. The Indemnified Party shall notify the Indemnity Grantor in writing of any such claim as soon as is reasonably possible after the Indemnified Party becomes aware of that claim, but in any event within 30 days after the Indemnified Party becomes aware of that claim, to enable the Indemnity Grantor to contest that claim.

9.3                                                   The Indemnity Grantor shall, at its own expense and with the assistance of its own legal advisers, be entitled to contest any claim referred to in 9.2 in the name of the Indemnified Party until finally determined by the highest court to which appeal may be made (or which may review any decision or judgment made or given in relation thereto) or to settle any such claim and will be entitled to control the proceedings in regard thereto, provided that -

9.3.1                                                                           without prejudice to the Indemnified Party’s rights in terms of 9.1, the Indemnity Grantor shall indemnify the Indemnified Party against all costs (including legal costs on the scale as between attorney and own client, any additional legal costs, penalties and interest) that may be incurred by, awarded against or otherwise become payable by, the Indemnified Party as a consequence of such steps. The Indemnity Grantor may, prior to taking such steps, be required by the Indemnified Party to give reasonable security for the payment of all such costs. If the Parties are unable to agree upon the nature or amount of such security, same shall be determined by a third party agreed to in writing by the Parties, or failing such written agreement, by an attorney of not less than 15 years standing, appointed by the President for the time being of the Law Society of the Northern Provinces (or its successor body in Gauteng), whose determination shall be final and binding;

9.3.2                                                                           the Indemnified Party shall (at the expense of the Indemnity Grantor and, if the Indemnified Party so requires, with the involvement of the Indemnified Party’s own legal advisers) render to the Indemnity Grantor such assistance as the Indemnity Grantor may reasonably require of the Indemnified Party in order to contest that claim;

9.3.3                                                                           the Indemnity Grantor shall regularly, and, in any event, on demand by the Indemnified Party, inform the Indemnified Party fully of the status of the contested claim and furnish the Indemnified Party with all documents and information relating to the contested claim, which may reasonably be requested by the Indemnified Party; and

9.3.4                                                                           the Indemnity Grantor shall consult with the Indemnified Party prior to taking any major steps in relation to or settling that contested claim and, in particular, before making or agreeing to any announcement or other publicity in relation to that claim.

9.4                                                   The Indemnity Grantor shall be obliged to pay the Indemnified Party any amount due to the Indemnified Party in respect of any Indemnified Loss as soon as the

Indemnified Party is obliged to pay the amount thereof (in any case which involves a payment by the Indemnified Party) or as soon as the Indemnified Party actually suffers the Indemnified Loss (in any case which does not involve a payment by the Indemnified Party).

10                    LIMITATION OF LIABILITY

Notwithstanding anything to the contrary contained in this Agreement, each Party’s liability in terms of or in connection with this Agreement shall be limited as set out in this 10.

10.1                                            Amount

A Party (“Aggrieved Party”) shall not be entitled to claim any amount which would otherwise be due to it in terms of or in connection with this Agreement —

10.1.1                                                                    unless such amount, alone or together with any other claims for amounts due to the Aggrieved Party in terms of or in connection with this Agreement, exceeds R50 000 000, in which event the other Party (“Paying Party”) shall, subject to 10.2 and 10.3 (inclusive) be obliged to pay the full amount/s claimed by the Aggrieved Party and not only the excess over the amount of R50 000 000.

10.1.2                                                                    to the extent that such amount, together with all other amounts payable by the Paying Party to the Aggrieved Party in terms of or in connection with this Agreement, exceeds R1 300 000 000.

10.2                                            Time limitations

The Paying Party shall not be liable for any claim referred to in 10.1 or otherwise (“Claim”) unless the Aggrieved Party has given written notice to the Paying Party of the Claim, specifying the factual basis of such Claim in reasonable detail to the extent then known to the Paying Party, on or before the third anniversary of the DRD Delivery Date. Save as is specifically provided herein, this 10.2 shall not be construed so as to affect the application of the law of extinctive prescription to any Claim.

10.3                                            Nature of claims

10.3.1                                                                    The Paying Party shall not be liable for -

10.3.1.1                                                                                            any Claim for any consequential loss, including loss of profits, injury to business reputation and/or loss of business opportunities;

10.3.1.2                                                                                            any Claim by the Aggrieved Party to the extent that another Claim has been made by the Aggrieved Party arising out of substantially the same course or set of facts or having the course of action;

10.3.1.3                                                                                            any Indemnified Loss suffered or incurred as a result of any breach of Warranty if and to the extent that -

10.3.1.3.1                                                                                                                    such breach or Indemnified Loss is caused by -

10.3.1.3.1.1                                                                                                                                            any matter or thing done, or omitted to be done, pursuant to and in compliance with this Agreement or otherwise at the request, or with the approval in writing, of the Aggrieved Party;

10.3.1.3.1.2                                                                                                                                            any act, omission or transaction of the Aggrieved Party (or any director, officer, employee or agent or successor-in-title of the Aggrieved Party);

10.3.1.3.1.3                                                                                                                                            any passing of, or change in, or change of any generally accepted interpretation or application of, any Applicable Laws (including any change in any rates of Taxation) which occurs on or after the Signature Date;

10.3.1.3.1.4                                                                                                                                            any failure by the Aggrieved Party to use reasonable endeavours to avoid or mitigate any Indemnified Loss; or

10.3.1.3.2                                                                                                                    the Aggrieved Party has failed to comply with 9.2 or 9.3 and that failure has caused, contributed to or aggravated the Indemnified Loss;

10.3.1.4                                                                                            where the Paying Party is DRD, any Claim that arises out of or in connection with a breach of any of the warranties given by Sibanye in respect of the business and assets acquired by the Target in terms of the First Exchange Agreement.

10.3.2                                                                    If the Aggrieved Party has the right to recover from a third party a sum which indemnifies or compensates the Paying Party (in whole or in part) in respect of any Indemnified Loss, then the Aggrieved Party shall notify the Paying Party in writing forthwith of it becoming aware of such right to enable the Paying Party to take steps to obtain recovery from such third party and the Aggrieved Party shall take all such steps (including ceding or procuring the cession of such right) as the Paying Party may reasonably require (at the cost of the Paying Party) in order to enable the Paying Party to enforce such right.

11                    SILICOSIS CLAIMS

11.1                                            If at any time during the Silicosis Period, one or more Persons brings one or more claims against DRD in respect of Silicosis and —

11.1.1                                                                    is awarded any amount/s (whether as damages or otherwise) (“Silicosis Award/s”);

11.1.2                                                                    the Silicosis Award/s is/are not capable of being appealed and DRD has exhausted any and all other remedies it may have in respect thereof;

11.1.3                                                                    DRD is required to pay an amount/s which, in the aggregate, exceeds R100 000 000 pursuant to such Silicosis Award/s,

then DRD shall be obliged to pay to Sibanye the amount/s stipulated in 11.2.

11.2                                            DRD shall, to the extent that any Silicosis Award/s in the aggregate exceed R100 000 000, simultaneously with paying any amount to any Person in whose favour the Silicosis Award/s has been granted, pay to Sibanye an amount equal to (i) the excess of the Silicosis Award/s over R100 000 000, multiplied by (ii) the percentage of the total issued DRD Shares held by Sibanye as at the date of payment.

12                    INTERIM PERIOD

12.1                                            DRD shall procure that, from the Signature Date until the DRD Delivery Date —

12.1.1                                                                    the business of DRD and its subsidiaries will be carried on in substantially the ordinary course thereof as carried on in the 24 months prior to the Signature Date (“In the Ordinary Course”);

12.1.2                                                                    without prejudice to the generality of the aforegoing, none of DRD or its subsidiaries will (i) enter into any transaction which requires the approval of DRD’s shareholders, (ii) incur any debt or liability of such magnitude as which, if it were consideration for an acquisition or transaction, would in terms of the Listings Requirements require the approval of DRD’s shareholders, in each case without the prior written consent of Sibanye (such consent not to unreasonably withheld);

12.1.3                                                                    each subsidiary of DRD who is or who becomes a designated employer for the purposes of the Employment Equity Act No 55 of 1998 (“EEA”) shall comply with each and every one of its obligations as a designated employer for the purposes of Chapter 3 of that Act, including having timeously filed the required reports and income differential statements with the Director General of the Department of Labour and having prepared employment equity plan/s for the required period/s.

12.2                                            Between the Signature Date and the DRD Delivery Date, DRD shall —

12.2.1                                                                    subject to the provisions of any Applicable Law and the Listings Requirements, keep Sibanye appraised of all and any decisions which DRD and/or DRD’s subsidiaries intends to make in respect of any of their business that may have a financial impact in excess of R25 000 000 or which would otherwise reasonably be considered as material to an acquiror of the Allotted Shares;

12.2.2                                                                    absent any force of majeure, maintain its assets and operations using the same environmental management regime as DRD and its subsidiaries did in the 12 month period preceding the Signature Date;

12.2.3                                                                    give prompt notice to Sibanye of any adverse development causing a breach or which is likely to cause a breach of any of the Warranties; provided that no disclosure by DRD in terms of this 12.2.2 shall be regarded as amending or supplementing the Disclosure Schedule or shall prevent or cure any misrepresentation, breach of Warranty or breach of any undertaking.

12.3                                            Between the Signature Date and the DRD Delivery Date, DRD shall immediately upon becoming aware thereof, disclose to Sibanye any circumstances which have or may have a material impact on the business of the DRD and its subsidiaries.

12.4                                            Insurance policies and occurrence of an Insurable Event

12.4.1                                                                    DRD undertakes to Sibanye to maintain in force (and to pay all premiums related to) its current insurance policies (or similar replacement insurance policies) in respect of the assets of DRD’s business (“Insurance Policies”) in respect of the period between the Signature Date and the DRD Delivery Date.

12.4.2                                                                    If, prior to the DRD Delivery Date, an event which relates to or impacts upon any asset of DRD’s business takes place which to DRD’s knowledge entitles it to claim under the Insurance Policies (“Insurable Event”), then DRD shall submit a claim in accordance with the Insurance Policies and any amount received by DRD pursuant to such claim (less any deductible or excess paid in respect of such claim by DRD) shall be applied where relevant towards restoring or replacing the relevant damaged or destroyed parts of the asset.

13                    CONFIDENTIALITY

13.1                                            Subject to 13.2, no Party shall, at any time after the Signature Date, directly or indirectly disclose, or directly or indirectly use, whether for its own benefit or that of any other Person, -

13.1.1                                                                    any information -

13.1.1.1                                                                                            regarding the contents of this Agreement;

13.1.1.2                                                                                            relating to the Company, its assets and affairs, including all communications (whether written, oral or in any other form) and all reports, statements, schedules and other data concerning any financial, technical, labour, marketing, administrative, accounting or other matter, (collectively, the “Confidential Information”);

13.1.2                                                                    any document or other record (whether in electronic or any other medium whatsoever) containing Confidential Information which is supplied to it by the other Party as well as documents, diagrams and records which are produced by it (whether or not by copying, photocopying or otherwise reproducing documents or records supplied to it), and containing any Confidential Information (“Confidential Records”).

13.2                                            Notwithstanding 13.1, Confidential Information may be disclosed by a Party (“Disclosing Party”) -

13.2.1                                                                    to any expert appointed in terms of this Agreement;

13.2.2                                                                    to the extent to which the prior written consent for such disclosure has been obtained from the other Party/ies;

13.2.3                                                                    to the extent to which disclosure is required by law (excluding contractual obligations) or by the rules of any stock exchange by which it (or any of its Affiliates) is bound, in which event the Disclosing Party shall, unless prohibited from doing so by any such law, obtain the other Party’s/Parties’

consent, not to be withheld unreasonably, for the manner of such disclosure; provided that the Disclosing Party shall not be obliged so to obtain the consent of the other Party/ies if such disclosure is required before the approval can reasonably be obtained but the Disclosing Party shall in these circumstances promptly notify the other Party/ies of the full details of such disclosure, including the reasons why time did not permit such consent to be obtained;

13.2.4                                                                    and Confidential Records may be disclosed by a Disclosing Party to the Disclosing Party’s directors, responsible employees and professional advisors who require such disclosure for the purpose of the Disclosing Party’s implementing or enforcing this Agreement or obtaining professional advice or for the purpose of complying with any law. Any conduct by any such director, employee or professional advisor which would, if that Person had been party to this 13, have been a breach of this 13 shall be deemed to be a breach of this 13 by the Disclosing Party;

13.2.5                                                                    to the extent to which it -

13.2.5.1                                                                                            is Made Public other than as a result of any breach of this Agreement or any other agreement. The expression “Made Public” shall, for this purpose, have the same meaning as when it is used in the insider trading provisions of the Financial Markets Act, which is not limited to the circumstances referred to in section 79 of that Act;

13.2.5.2                                                                                            corresponds in substance to information disclosed and/or made available by a third party to the Disclosing Party at any time without any obligation not to disclose same, unless the Disclosing Party knows that the third party from whom it received that information is prohibited from transmitting the information to Disclosing Party by a contractual, legal or fiduciary obligation to any other party;

13.2.5.3                                                                                            is information which was already in the possession of the Disclosing Party prior to its disclosure by the other Party to the Disclosing Party or is independently developed by the Disclosing Party without reference to the Confidential Information.

13.3                                            No Party shall issue any press release or any other public document or make any public statement in each case relating to or connected with or arising out of this Agreement and/or the Composite Transaction without obtaining the prior approval of the other Party to the contents thereof and the manner of its presentation and publication; provided that such approval shall not be unreasonably withheld or delayed; provided further that if a Party is required to make a public announcement by law or as required by the rules of any stock exchange by which it is bound, it shall be entitled to do so without the approval of the other Party if it has given the other Party a reasonable opportunity (in the circumstances) to comment on such public announcement.

14                    BREACH

Should any Party breach any provision of this Agreement and fail to remedy such breach within seven days after receiving written notice requiring such remedy, then (irrespective of the materiality of such breach or provision) the other Party/ies shall be entitled, without prejudice to its other rights in terms of this Agreement or in law, including any right to claim damages, to claim immediate specific performance of all of the defaulting Party’s obligations then due for performance or to cancel this Agreement. Notwithstanding anything to the contrary contained in this Agreement, no Party shall be entitled to cancel or rescind this Agreement after the performance by the Parties of their obligations which are required to be performed on the DRD Delivery Date in terms of this Agreement.

15                    DISPUTES

15.1                                            Save as expressly otherwise provided for in this Agreement, any dispute arising out of or in connection with this Agreement, including any dispute as to its existence, validity, enforceability or termination, shall be finally resolved in accordance with the rules of the Arbitration Foundation of Southern Africa (or its successor-in-title) (“AFSA”) by an arbitrator appointed by AFSA. There shall be a right of appeal as provided for in article 22 of such rules.

15.2                                            If AFSA no longer exists then the arbitrators shall be appointed by the President for the time being of the Law Society of the Northern Provinces and the arbitration shall be conducted in accordance with the Arbitration Act No 42 of 1965.

15.3                                            Notwithstanding anything to the contrary contained in this 15, any Party shall be entitled to obtain interim relief on an urgent basis from any competent court having jurisdiction.

15.4                                            For the purposes of 15.3 and for the purposes of having any award made by the arbitrator being made an order of court, each of the Parties hereby submits itself to the non-exclusive jurisdiction of the High Court of South Africa, Gauteng Local Division, Johannesburg.

15.5                                            This 15 is severable from the rest of this Agreement and shall remain in full force and effect notwithstanding any termination or cancellation of this Agreement, or any part thereof.

16                    DOMICILIUM AND NOTICES

16.1                                            The Parties choose domicilium citandi et executandi (“Domicilium”) for all purposes relating to this Agreement, including the giving of any notice, the payment of any sum, the serving of any process, as follows -

16.1.1                                                                    DRDGOLD -

physical	-	2nd Floor, North Tower
1 Sixty Building
160 Jan Smuts Avenue
Rosebank
2196

e-mail	-	niel.pretorius@drdgold.com; and
riaan.davel@drdgold.com

attention: The CEO and the CFO

16.1.2                                                                    Sibanye -

physical	-	Constantia Office Park
Bridgeview House
Ground Floor
(cnr 14th Avenue and Hendrik Potgieter Street)
Gauteng
1709

e-mail	-	richard.stewart@sibanyestillwater.com
cain.farrel@sibanyestillwater.com

attention:		Richard Stewart (EVP: Business Development)
Cain Farrel (Company Secretary)

16.2                                            Any Party shall be entitled from time to time, by giving written notice to the other, to vary its physical Domicilium to any other physical address (not being a post office box or poste restante) in South Africa and to vary its facsimile and/or email Domicilium to any other facsimile number and/or email address.

16.3                                            Any notice given or payment made by a Party to any other (“Addressee”) which is delivered by hand between the hours of 09:00 and 17:00 on any Business Day to the Addressee’s physical Domicilium for the time being shall be deemed to have been received by the Addressee at the time of delivery.

16.4                                            Any notice given by a Party to any other which is successfully transmitted by email or facsimile to the Addressee’s email or facsimile Domicilium for the time being shall be deemed (unless the contrary is proved by the Addressee) to have been received by the Addressee at the time of successful transmission thereof or, if such date is not a Business Day, on the next day which is a Business Day.

16.5                                            This 16 shall not operate so as to invalidate the giving or receipt of any written notice which is actually received by the Addressee other than by a method referred to in this 16.

16.6                                            Any notice in terms of or in connection with this Agreement shall be valid and effective only if in writing and if received or deemed to be received by the Addressee.

17                    GENERAL

17.1                                            This Agreement constitutes the sole record of the agreement between the Parties in relation to the subject matter hereof. No Party shall be bound by any express, tacit or implied term, representation, warranty, promise or the like not recorded herein. This Agreement supersedes and replaces all prior commitments, undertakings or representations, whether oral or written, between the Parties in respect of the subject matter hereof.

17.2                                            No addition to, variation, novation or agreed cancellation of any provision of this Agreement shall be binding upon the Parties unless reduced to writing and signed by or on behalf of the Parties.

17.3                                            No waiver, indulgence or extension of time which a Party (“Grantor”) may grant to the other/s, nor any delay or failure by the Grantor to enforce, whether completely or partially, any of its rights, shall constitute a waiver of or, whether by estoppel or otherwise, limit any of the existing or future rights of the Grantor in terms hereof, save in the event and to the extent that the Grantor has signed a written document expressly waiving or limiting such right.

17.4                                            Save as expressly provided in this Agreement, no Party shall be entitled to cede, delegate, Encumber, assign or otherwise transfer any of its rights and/or obligations in terms of, and/or interest in, this Agreement to any third party without the prior written consent of the other Parties.

17.5                                            No consent or approval in terms of or in connection with this Agreement shall be valid or effective unless in writing and signed by or on behalf of the Party/ies giving such consent or approval.

17.6                                            For the purposes of this Agreement —

17.6.1                                                                    no data message, as defined in the Electronic Communications and Transactions Act No 25 of 2002 (“ECTA”), other than an email or facsimile, shall constitute writing;

17.6.2                                                                    no electronic signature or advanced electronic signature, as defined in ECTA, shall constitute a signature, except for the purposes of varying any date referred to in this Agreement or giving any consent or approval in terms of this Agreement.

17.7                                            Without prejudice to any other provision of this Agreement, any successor-in-title, including any executor, heir, liquidator, business rescue practitioner, curator or trustee, of a Party shall be bound by this Agreement.

17.8                                            The signature by either Party of a counterpart of this Agreement shall be as effective as if that Party had signed the same document as the other Party.

17.9                                            The Parties warrant to each other that they have the legal capacity and authority required to conclude and implement this Agreement and that such conclusion and implementation do not conflict with any obligation or restriction applicable to either Party, whether in terms of any law, its constitution or otherwise.

18                    GOVERNING LAW

This Agreement shall in all respects (including its existence, validity, interpretation, implementation, termination and enforcement) be governed by the law of South Africa which is applicable to agreements executed and wholly performed within South Africa.

19                    COSTS

Each Party shall bear and pay its own costs in relation to the negotiation, drafting, finalisation, signing and implementation of this Agreement.

Signed at Sandton on 22 November 2017
for DRDGOLD Limited

/s/ Niel Pretorius
who warrants that he is duly authorised hereto
Signed at Sandton on 22 November 2017
for Sibanye Gold Limited

/s/ Neal Froneman
who warrants that he is duly authorised hereto

ANNEXURE A — DRD WARRANTIES

Save as fairly disclosed in the Disclosure Schedule, DRD gives Sibanye the warranties, representations and undertakings in this annexure.

1                           INTERPRETATION

In this annexure, unless the context clearly indicates a contrary intention, -

1.1                                                   the provisions of the agreement to which this annexure is annexed relating to its interpretation shall apply and the expressions defined in that agreement shall bear the meanings assigned to them therein;

1.2                                                   the following expressions shall bear the meanings assigned to them below and cognate expressions bear corresponding meanings —

1.2.1                                                                           “DMR” — the Department of Mineral Resources;

1.2.2                                                                           “DRD Group” — DRD and its direct and indirect subsidiaries, excluding the Target;

1.2.3                                                                           “EMP” — the Environmental Management Programmes obtained from the DMR by the DRD for the purpose of running its business;

1.2.4                                                                           “Environment” — the environment as defined in section 1 of NEMA;

1.2.5                                                                           “Environmental Approvals” - all permits, authorisations, exemptions, permissions, directives, licences, entitlements and the like issued by any Environmental Authority pursuant to the Environmental Laws (including environmental authorisations and EMPs) with respect to DRD’s business including all amendments, variations, modifications or transfers thereof from time to time;

1.2.6                                                                           “Environmental Authority” - any legal person or body of persons (including any Governmental Authority) having jurisdiction to determine (whether by delegation or otherwise) any matter arising under Environmental Law and/or relating to the Environment;

1.2.7                                                                           “Environmental Law” - all Applicable Laws which relate to the environment, to the management of Hazardous Substances or to human health and safety, including the National Environmental Management Act 107 of 1998, the National Environmental Management: Air Quality Act 39 of 2004, the National Environmental Management: Biodiversity Act 10 of 2004, the National Environmental Management: Waste Act 59 of 2008, the National Water Act 36 of 1998, the Environment Conservation Act 73 of 1989, the Hazardous Substances Act 15 of 1973, OHSA, the National Heritage Resources Act 25 of 1999 and the National Building Regulations and Building Standards Act 103 of 1977;

1.2.8                                                                           “Health and Safety Laws” — all applicable health and safety laws, including the Mine Health and Safety Act 29 of 1996, the OHSA and the common law;

1.2.9                                                                           “Mining Operations” — shall bear the meaning ascribed to that term in section 1 of the MPRDA;

1.2.10                                                                    “Mining Right” — shall bear the meaning ascribed to that term in section 1 of the MPRDA;

1.2.11                                                                    “MPRDA” — the Mineral and Petroleum Resources Development Act No 28 of 2002;

1.2.12                                                                    “NEMA” - the National Environmental Management Act No 107 of 1998;

1.2.13                                                                    “OHSA” — the Occupational Health and Safety Act No 85 of 1993;

1.3                                                   each Warranty which is not stated to be given as at a particular date only or in respect of a particular period only is, notwithstanding the tense used therein, given as at the Signature Date and the DRD Delivery Date, and during the period between those dates;

1.4                                                   for the purposes of any reference to the knowledge or state of awareness of DRD in any Warranty, DRD shall, in addition to its actual knowledge, be deemed to have all knowledge which —

1.4.1                                                                           it would have had, had it made all due and careful enquiries about its business and the matters in respect of which such Warranty is given;

1.4.2                                                                           the directors, officers and senior management employees of DRD have or would have had, had they behaved reasonably in the course of their employment by DRD.

2                           ENVIRONMENTAL COMPLIANCE

2.1                                                   The DRD Group has conducted its business and the Mining Operations constituting part thereof in substantial compliance with Environmental Laws.

2.2                                                   No member of the DRD Group has received any written statutory compliance notice from any Environmental Authority during the 12 month period prior to the Signature Date alleging material non-compliance by it with Environmental Laws or any Environmental Approvals in relation to its business and in respect of which regulatory action in respect of the same is outstanding at the Signature Date, or with which it has failed to comply.

2.3                                                   Each member of the DRD Group has completed and submitted the annual financial provisioning assessments to the extent required under the MPRDA and applicable Environmental Laws and, after these have been assessed by the DMR, DRD has made financial provision, or financial provision has been made on its behalf, in the amounts required by the DMR from time to time.

3                           EMPLOYEES

3.1                                                   As at the Signature Date, none of the members of the DRD Group, other than DRD, Ergo Mining and ERPM (“the Designated Employers”), are or have been a designated employer for the purposes of the Employment Equity Act No 55 of 1998 (“EEA”), at any time since the date of commencement of the EEA.

3.2                                                   Each of the Designated Employers has at all relevant times since the date of commencement of the EEA up to the Signature Date, complied with each and every one of its obligations as a designated employer for the purposes of Chapter 3 of the EEA including having timeously filed the required reports and income differential statements with the Director General of the Department of Labour, and having prepared employment equity plan/s for the required period/s.

3.3                                                   As at the Signature Date, none of the Designated Employers has at any time been the subject of any -

3.3.1                                                                           request to provide an undertaking to comply with its obligations as a designated employer, or any compliance order, issued by a labour inspector; or

3.3.2                                                                           review of its obligations as a designated employer by the Director General of the Department of Labour.

4                           ASSETS

4.1                                                   All the material assets of DRD Group are insured with a reputable South African insurance company against the risks to which they are ordinarily subject for amounts which accord with sound business practice, all premiums due in respect of such insurance have been paid by the DRD Group and DRD Group has complied with all of the conditions to which the liability of the insurer under the policies of insurance will be subject. As at the Signature Date, DRD is not aware of any facts, matters or circumstances which may give rise to the cancellation of any of the said policies of insurance, or the repudiation of any claims thereunder, or to such policies not being renewed in the future, or only being renewed subject to the imposition of more onerous terms.

4.2                                                   As at the Signature Date, none of the material assets of the DRD Group is the subject matter of any current or pending litigation or similar legal proceedings (including arbitration, criminal proceedings or administrative proceedings) and DRD is not aware of any facts or circumstances which may lead to any such proceedings.

4.3                                                   The material plant, machinery and equipment forming part of the assets of the DRD Group are in good working order and condition, fair wear and tear excepted, have been properly maintained in accordance with DRD’s maintenance programme and, as at the Signature Date, are capable of carrying out the functions for which they are intended.

5                           LAND

The DRD Group is entitled to conduct its business on the land on which it does so.

6                           INTERIM PERIOD

DRD has not done anything or omitted to do anything which would result in a breach of the provisions of 12 of this Agreement.

7                           HEALTH AND SAFETY LAWS

The DRD Group maintains practices and procedures to ensure material compliance with all Health and Safety Laws applicable to its business.

8                           DISCLOSURES

8.1                                                   All information and documents comprising the Disclosure Schedule or given to Sibanye or its professional advisers by DRD prior to the Signature Date and/or in the course of Sibanye’s due diligence investigation is, as at the Signature Date, true, complete and not misleading.

8.2                                                   As at the Signature Date, DRD has made a full and complete disclosure to Sibanye of the affairs of the DRD insofar as its business is concerned and all material information of whatsoever nature or kind has been disclosed to Sibanye which would have been material in the decision of Sibanye to enter into this Agreement, either at all or on the terms and conditions set out herein.

ANNEXURE B — DISCLOSURE SCHEDULE

1                           INTRODUCTION

In this Disclosure Schedule, -

1.1                                                   words and expressions defined in the exchange agreement (“the Agreement”) to which this is Annexure B will bear the same meaning in this Annexure B as those assigned to them in the Agreement; and

1.2                                                   if any inconsistency is revealed between the Agreement and this Disclosure Schedule, this Disclosure Schedule will prevail and will be deemed to be the relevant disclosure.

2                           EFFECT OF DISCLOSURES

2.1                                                   This Disclosure Schedule makes disclosures for the purposes of limiting the scope and effect of the Warranties given by DRD in the Agreement.

2.2                                                   DRD will not be, or be deemed to be, in breach of any Warranty to the extent that a fact, information, matter or thing is fairly disclosed (with sufficient details to enable Sibanye to determine the nature and extent of the limitation and qualification) in this Disclosure Schedule, and Sibanye acknowledges and agrees that it will not have a claim in respect of any such fact, information, matter or thing and DRD will have no liability of any nature whatsoever or howsoever arising to Sibanye, in respect thereof or arising from, or out of, that fact, information, matter or thing.

2.3                                                   All disclosures are made generally in relation to the Warranties and are not to be related to any particular Warranty.  References in this Disclosure Schedule to clauses, particular paragraphs or provisions of the Agreement or any Annexure to the Agreement, or to any other documents, are inserted for convenience only and the disclosures made in this Disclosure Schedule, whether made generally or by reference to a particular clause, paragraph or provision, are disclosures made for the purposes of all the Warranties given by DRD in the Agreement, which are qualified accordingly. Accordingly, each disclosure contained in this Disclosure Schedule must be taken as referring to each and every clause, paragraph or provision of the Agreement and any Annexures to the Agreement to which it can relate. Sibanye will not be entitled to claim that any fact, information, matter or thing has not been disclosed to it by reason of the relevant disclosure not being specifically related in this Disclosure Schedule to any particular clause, paragraph or provision of the Agreement or any Annexures to the Agreement.

2.4                                                   The disclosure of any matter or document shall not imply any representation or warranty not expressly given in the Agreement, nor will it be taken to contain any representation or implication by DRD as to the materiality of the disclosure and the context of any particular Warranty.

3                           GENERAL DISCLOSURES

The following will be deemed to be disclosures made in this Disclosure Schedule -

3.1                                                   all matters that would be disclosed by a search in relation to the Company at the Companies and Intellectual Property Commission in South Africa on the date that is five Business Days before the Signature Date;

3.2                                                   all matters that are fairly disclosed in the documents disclosed by DRD to Sibanye or its advisers for the purposes of Sibanye’s due diligence investigation and the data disk provided by DRD to Sibanye on the Signature Date, a copy of which has been lodged with Werksmans for the purposes of identification;

3.3                                                   all matters that are fairly disclosed in the information (i) filed as a matter of public record under the rules of any stock exchange on which the DRD Shares are listed, or (ii) published on the website www.drdgold.com, in each case as at the Signature Date.